Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 29 Dated December 12, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $48,000,000
Price to Public: 100%			Proceeds to HFC: 99.94%
Issue Date: December 19, 2001			Stated Maturity: December 19, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on December 18, 2001
Interest Rate Basis: Federal Funds Rate
Spread or Spread Multiplier: Plus +.70% (+ 70 basis points)
Interest Payment Dates: On the 19th of March, June, September, and December of each year, commencing March 19, 2002, and the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Determination Date: On the Business Day prior to each Interest Payment Date.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity: Daily.
Agent:	J.P. Morgan Securities Inc	$48,000,000	DTC 0187
Agent's Discount or Commission: .06%